Investor Registration Agreement

This Investor Registration Agreement (this "Agreement") is made and entered into among you and Live Oak Financial LLC ("Live Oak Financial," "Issuer", "I", "we," or "us"). This Agreement will govern all purchases of Borrower Payment Dependent Notes ("Notes") that you ("Investor") may, from time to time, make from Live Oak Financial.

Any Note you purchase will be a special, limited obligation of Live Oak Financial only and not an obligation of the borrower on the corresponding Borrower Loan (as defined below). The Note will be unsecured; you will not own the corresponding Borrower Loan and you will have no right to pursue the borrower on the corresponding Borrower Loan for payment of such loan or the Note tied to such loan.

Live Oak Financial has registered with the Texas Securities Board and U.S. Securities and Exchange Commission for the continuous offering and sale of Notes issued by Live Oak Financial. The Notes are offered pursuant to a prospectus (as supplemented from time to time, the "Prospectus"). The Prospectus contains detailed information about Live Oak Financial's operations, including risks, terms of the Notes, and the nature of the corresponding Borrower Loans.

In consideration of the covenants, agreements, representations, and warranties hereinafter set forth, and for other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1. Purchase and Sale of Notes.

Subject to the terms and conditions of this Agreement, Live Oak Financial will provide you the opportunity through its website and any associated websites, desktop, or mobile applications (collectively, the "Live Oak Financial websites"):

  To review and bid on loan listings, which are requests for loans ("Borrower Loans") that Live Oak Financial has received from its borrower members, with each such bid being at least $50;
  To purchase Notes from Live Oak Financial in the principal amount of the bids you place on loan listings, each such Note associated with, and dependent on, a specific Borrower Loan; and
  To instruct Live Oak Financial to apply the proceeds from the sale of each Note you purchase to facilitate the funding of a specific Borrower Loan you have designated.

Any bid you place on a loan listing is a commitment by you to purchase a Note from Live Oak Financial in the principal amount of the bid you placed on the loan listing. If the amount available for further bidding on a loan listing is less than the amount of your bid, your bid will be deemed to be in the amount still available for bidding. You must commit to purchase a Note to fund a Borrower Loan prior to the origination of that Borrower Loan. At the time you commit to purchase a Note, you must have sufficient funds on deposit in your account separate from Live Oak Financial's own funds.

Once you bid on a loan listing, it is irrevocable regardless of whether the full amount of the loan listing is funded, and you will not move or otherwise reallocate the funds used to support your bid unless and until Live Oak Financial has notified you that the Borrower Loan will not be funded. If a loan listing on which you've bid does not fund, Live Oak Financial will inform you and release you from your purchase commitment. Live Oak Financial does not warrant or guarantee that you will be able to place a bid on any loan listing before that loan listing receives bids totaling the requested loan amount.

All Notes are currently not issued pursuant to a trust indenture in reliance on applicable exemptions under the Trust Indenture Act of 1939, as amended (the "Act"), including, but not limited to, exemptions set forth in Sections 304(a)(8), 304(a)(9), and 304(d) of the Act. Specifically, Live Oak Financial is relying on exemptions applicable to securities issued under Regulation A and offerings that do not exceed $10,000,000 in aggregate principal amount within a 36-month period.

The Notes have not been and will not be issued under a "qualified" indenture within the meaning of the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb) (the "TIA"), and the TIA does not apply to the Notes pursuant to the following exemptions:

  1. Section 304(a)(8) Exemption (15 U.S.C. § 77ddd(a)(8) & Rule 4a-1 thereunder, 17 C.F.R. § 260.4a-1) - debt securities not issued under an indenture are exempt so long as the aggregate principal amount of such securities does not exceed the amount specified in Section 3(b) of the Securities Act of 1933 (15 U.S.C. § 77c(b)), currently $50,000,000, in any twelve-consecutive-month period.
  2. Section 304(a)(9) Exemption (15 U.S.C. § 77ddd(a)(9) & Rule 4a-3 thereunder, 17 C.F.R. § 260.4a-3) - debt securities issued under an indenture that limits outstanding principal to $10,000,000 (or less) are exempt, provided that no more than $10,000,000 of such securities are issued within any rolling 36-month period.
  3. Section 304(d) Exemption (15 U.S.C. § 77ddd(d) & Rule 4a-2 thereunder, 17 C.F.R. § 260.4a-2) - any security issued or to be issued pursuant to Regulation A under the Securities Act of 1933 (17 C.F.R. Part 230, Subpart 1) is exempt from all provisions of the TIA.

Live Oak Financial is relying on these exemptions in respect of (i) its Regulation A offering, and (ii) its small-indenture program not to exceed $10,000,000 in aggregate principal within any 36 month period.

Live Oak Financial acknowledges its obligation to comply with the provisions of the Act should the issuance of Notes exceed the applicable exemption thresholds. In such circumstances,

Live Oak Financial will update this Agreement and any related offering materials to reflect that Notes will be issued pursuant to an Indenture, in accordance with the requirements of the Act.

Investors should be aware that the absence of an Indenture means that the rights and remedies typically provided under an Indenture, including the appointment of a trustee to act on behalf of Note holders, are not applicable to the Notes at this time.

2. Issuance.

  a. Each time you purchase a Note, it will be issued immediately following the closing of the corresponding Borrower Loan. All Borrower Loans are originated by Live Oak Financial, LLC. Live Oak Financial will use the proceeds of the sale of each series of Notes to fund the corresponding Borrower Loan. Borrower Loans generally close at the end of their 5-day listing period unless:
    i. The borrower member withdraws the loan request prior to funding;
    ii. Bids for the entire amount of the borrower member's loan request have been received earlier, in which case the Borrower Loan will close earlier; or
    iii. The loan request is canceled by Live Oak Financial for reasons relating to the operation and integrity of the Live Oak Financial websites, such as attempted fraud or a failure to verify information upon request.
  b. Live Oak Financial will act as the agent of both the payee (investor) and the payor (borrower) for all payments related to Borrower Loans and corresponding Notes. Payments made by borrowers on Borrower Loans corresponding to your pro rata share will be deemed as "received" by you upon receipt by Live Oak Financial. The following provisions apply to Live Oak Financial's role as an agent:
    i. Agent for Payee (Investor):
      This Agreement constitutes the written agreement between Live Oak Financial and you, directing Live Oak Financial to collect and process payments from borrowers on your behalf.
      Live Oak Financial is publicly held out as authorized to accept payments for your Notes on your behalf.
      Payments on the Borrower Loan are treated as received by you once they are received by Live Oak Financial. The borrower's obligation is extinguished at that time, and there is no risk of loss to the borrower if Live Oak Financial fails to remit funds to you.
    ii. Agent for Payor (Borrower):
      Live Oak Financial acts as an intermediary to process payments from borrowers to investors.
      Live Oak Financial bears sole responsibility for ensuring payment to investors, including making you whole in the event of a failure to transmit funds.
      Live Oak Financial complies with all applicable exemptions to money transmission laws as defined in the Texas Finance Code Title 3, Chapter 152, Section 152.004(2) and (3).
  c. At the time of Note issuance:

  i. You must have sufficient funds on deposit in your designated account, separate from Live Oak Financial's funds, to cover the purchase price of the Note.
  ii. Your bid on the Borrower Loan listing must be irrevocable and will be processed even if the full amount of the loan listing is not funded, provided Live Oak Financial does not cancel the Borrower Loan or inform you that it will not be funded.
  iii. If the loan listing on which you bid does not fund, Live Oak Financial will notify you and release you from your purchase commitment.

3. Successor Servicer; Data-Turnover on Wind-Down.

  a. Successor Servicer Efforts. If Live Oak Financial ceases operations or determines it can no longer service Notes due to financial hardship, it will use commercially reasonable efforts to locate and appoint a qualified third-party servicer to assume servicing and collections on behalf of Noteholders. Such successor servicer may charge fees that could reduce the net payments received by Noteholders. If, after a diligent search of at least 30 days, Live Oak Financial cannot secure a successor servicer, then within five (5) business days it will deliver to each Noteholder the name, address, email and phone number of each Borrower underlying that Note, together with an up-to-date payment history, solely for the purpose of direct enforcement and collection.
  b. Data-Turnover if No Servicer Found. Notwithstanding any applicable rule, regulation or court order that might otherwise suspend or limit payments, Live Oak Financial's obligations under subsections (a) and (b) survive its wind-down or dissolution and may be enforced by Noteholders as an express covenant of this Agreement.

4. Terms of the Notes.

Each Note shall have the terms and conditions described in the Prospectus and the Note itself. The Prospectus and form of Note are available for your review on Live Oak Financial's website. The interest rate, maturity, and other terms of the corresponding Borrower Loan will be described in the loan listing on Live Oak Financial's website and the Promissory Note executed by the borrower.

Subject to our obligation to use commercially reasonable efforts to service and collect Borrower Loans, you understand and agree that we may, in our sole discretion, at any time and from time to time, amend or waive any term of a Borrower Loan, and we may in our sole discretion charge off any Borrower Loan that we deem uncollectible.

Live Oak Financial will notify you in writing at least three (3) business days prior to any material amendment or waiver of a Borrower Loan term, or any charge-off of a Borrower Loan. Such notice will describe the nature of the change or charge-off and its anticipated effective date, and provide you an opportunity to ask questions or raise concerns before the change becomes effective.

5. Representations and Warranties as to Notes Sold.

Live Oak Financial makes the following representations and warranties to you, with respect to each Note sold to you under this Agreement, as of the date the Note is sold to you:

  a. Compliance with Laws: Live Oak Financial has complied in all material respects with applicable federal, state, and local laws in connection with the offer and sale of the Note.
  b. Authorization and Binding Obligation: The Note has been duly authorized and, following payment of the purchase price by you and electronic delivery by Live Oak Financial to you, will constitute a valid and binding obligation of Live Oak Financial enforceable against Live Oak Financial in accordance with its terms, except as the enforcement of the Note may be limited by applicable bankruptcy, insolvency, or similar laws.
  c. Use of Proceeds: The proceeds from the sale of the Note have been used to facilitate the funding of the Borrower Loan you have designated.
  d. Conformance with Bid: If you bid on a loan listing by browsing online through available loan listings displayed on our website, the Note sold to you will be in the principal amount of the bid you placed on the loan listing and dependent for payment on the Borrower Loan identified in the loan listing.
  e. Investment Criteria: If you have used an automated tool that we offer, such as Auto Invest, to identify the Notes you are purchasing, each of those Notes conforms to the investment criteria you provided through the applicable tool or service.

6. Remedies.

In the event of a breach by Live Oak Financial of any of the representations and warranties contained in Section 4 that materially and adversely affects your interest in a Note sold to you by Live Oak Financial, the following remedies apply:

  a. Interest Breach: For a breach that materially and adversely affects your interest in a Note ("Interest Breach"), Live Oak Financial shall, at its option:
    i. Cure the Interest Breach if it is susceptible to cure;
    ii. Repurchase the Note from you; or
    iii. Indemnify and hold you harmless against all losses (including losses resulting from nonpayment of the Note), damages, expenses, legal fees, costs, and judgments resulting from any claim or defense arising from the Interest Breach.
  b. Sale Breach: For a breach involving a sale of a Note that is materially different from what you would have purchased or would not have purchased but for the breach ("Sale Breach"), Live Oak Financial shall, at its option:
    i. Cure the Sale Breach if it is susceptible to cure;
    ii. Repurchase the Note from you; or
    iii. Indemnify and hold you harmless against all losses as described above.
  c. Identity Breach: If a Borrower Loan defaults materially as a direct result of verifiable identity theft (each an "Identity Breach"), Live Oak Financial shall, at its option:
    i. Cure the Identity Breach if it is susceptible to cure;
    ii. Repurchase the affected Note from you; or

iii. Indemnify and hold you harmless against all losses, damages, expenses, legal fees, costs and judgments arising from that Identity Breach.

Notwithstanding the foregoing, Live Oak Financial shall have no obligation to indemnify or repurchase any Note for losses arising from fraud (other than verifiable identity theft) in connection with a loan listing, or due to any false or inaccurate statements or omissions of fact in a listing (including in credit data, borrower representations, or other indicators of intent or ability to repay).

  d. Election and Notice: Live Oak Financial shall notify you of its election to cure, repurchase, or indemnify no later than 90 days after discovery of the breach.
  e. Repurchase Price: If Live Oak Financial repurchases a Note, the repurchase price will equal the remaining outstanding principal balance of the Note as of the date of repurchase. This amount will be remitted to the bank account linked to your Live Oak Financial user account. Upon repurchase, you agree that the Note will be automatically assigned to Live Oak Financial.
  f. Exclusive Remedies: The remedies provided in this section are your sole protection for breaches of Section 4.

7. Your Covenants and Acknowledgements.

You agree to the following:

  a. NONDISCRIMINATION : WHEN MAKING BIDS ON LOAN LISTINGS, YOU WILL NOT DISCRIMINATE AGAINST ANY BORROWER MEMBER OR GROUP ON ANY PROHIBITED BASIS, INCLUDING RACE, COLOR, RELIGION, NATIONAL ORIGIN, SEX, MARITAL STATUS, AGE, SEXUAL ORIENTATION, MILITARY STATUS, OR THE BORROWER'S SOURCE OF INCOME.
  b. NO COLLECTION ATTEMPTS : YOU AGREE THAT YOU WILL NOT, DIRECTLY OR INDIRECTLY, ATTEMPT TO COLLECT FROM BORROWERS ON YOUR NOTES OR THE CORRESPONDING BORROWER LOANS UNTIL APPLICABLE.
  c. ACKNOWLEDGMENT OF RISK : YOU UNDERSTAND THAT BORROWERS MAY DEFAULT ON THEIR PAYMENT OBLIGATIONS, AND SUCH DEFAULTS WILL REDUCE OR ELIMINATE AMOUNTS YOU MAY RECEIVE ON CORRESPONDING NOTES.

8. Your Financial Suitability Representations and Warranties.

You represent and warrant the following:

  a. Financial Suitability: You satisfy the minimum financial suitability standards applicable to your state of residence, if any, and agree to abide by any maximum investment limits described in the Prospectus.
  b. Documentation: You will provide any additional documentation reasonably requested by us, or required by the Securities and Exchange Commission or state securities administrators, to confirm compliance with applicable standards.

  c. Risk Tolerance: You understand and accept the risks associated with investing in Notes, including the potential loss of your entire investment.
  d. Investment Knowledge: You have received and reviewed the Prospectus, understand the risks described therein, and acknowledge that there may be no secondary market for the Notes.

9. Your Other Representations and Warranties.

You warrant and represent that:

  a. You have the legal authority to enter into and perform your obligations under this Agreement.
  b. This Agreement has been duly authorized, executed, and delivered by you.
  c. You have reviewed the Prospectus, including information about Live Oak Financial and its operations.
  d. Your participation complies with applicable federal, state, and local laws.
  e. If you are entering this Agreement as an entity, the individual executing this Agreement on behalf of the entity is duly authorized to bind the entity, and the entity is in compliance with its own organizational documents and any applicable agreements or laws.

10. No Advisory Relationship.

You acknowledge and agree to the following:

  a. The purchase and sale of Notes is an arms-length transaction between you and Live Oak Financial.
  b. Live Oak Financial is not acting as your agent or fiduciary in connection with the purchase and sale of Notes.
  c. Live Oak Financial assumes no advisory or fiduciary responsibility toward you and has not provided any legal, accounting, regulatory, or tax advice regarding the Notes.
  d. You have consulted with your own advisors to the extent you deem appropriate regarding the Notes and their associated risks.

11. Restrictions on Use.

Live Oak Financial reserves the right to restrict your access to its platform or websites, with or without cause and with or without notice.

  a. Personal Use: You are not authorized to use Live Oak Financial to bid on loan listings or purchase Notes for anyone other than yourself.
  b. Ownership of Account: You must be the owner of the deposit account you designate for fund transfers, with authority to direct transfers to or from that account.
  c. Borrower Loans: If you obtain Borrower Loans through the platform, amounts in the bank account linked to your Live Oak Financial user account may be set off against any delinquent amounts owed on your Borrower Loans, or against any shortfall resulting from failed transfers or deposits.

12. Live Oak Financial's Representations and Warranties.

Live Oak Financial represents and warrants the following:

  a. Organization and Authority: Live Oak Financial is duly organized and validly existing as a limited liability company in good standing under the laws of Texas, with the power to enter into and perform its obligations under this Agreement.
  b. Authorization: This Agreement has been duly authorized, executed, and delivered by Live Oak Financial.
  c. Compliance: Live Oak Financial has complied in all material respects with applicable laws in connection with the issuance and sale of Notes.

13. No Guarantee of Returns or Payments.

Live Oak Financial makes no guarantees regarding the returns, principal, or interest you may receive on any Note.

  a. PERFORMANCE RISK : THE AMOUNT YOU RECEIVE IS WHOLLY DEPENDENT ON THE PAYMENT PERFORMANCE OF THE BORROWER UNDER THE CORRESPONDING BORROWER LOAN.
  b. NO GUARANTEES : LIVE OAK FINANCIAL DOES NOT GUARANTEE BORROWER LOANS OR NOTES AND DOES NOT ACT AS A GUARANTOR OF ANY BORROWER PAYMENTS.

14. Prohibited Activities.

You agree not to engage in the following activities related to loan listings, bids, Notes, Borrower Loans, or other transactions with Live Oak Financial:

  a. Misrepresenting yourself as a director, officer, or employee of Live Oak Financial.
  b. Charging or attempting to charge any borrower fees for your agreement to bid on or recommend their loan listing.
  c. Engaging in activities that require a license (e.g., loan brokering, credit counseling) without proper authorization.
  d. Violating any applicable laws, including but not limited to fair lending laws, consumer privacy laws, or state usury statutes.
  e. The Investor acknowledges and agrees that neither the Notes nor any security-interest therein, whether in whole or in part, may be sold, assigned, pledged, hypothecated, encumbered or otherwise transferred prior to the earliest to occur of:
    (i) six (6) months after the date of issuance of such Note;
    (ii) the date on which a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), covering such transfer or resale is declared effective by the Securities and Exchange Commission; or
    (iii)such transfer or resale being permissible without registration under Section 4(a) (1) of the Securities Act and Rule 144 thereunder (including the six-month holding period for restricted securities of reporting companies)

15. Tax Treatment.

The Notes are intended to be treated as indebtedness of Live Oak Financial for U.S. federal income tax purposes.

  a. Consistency in Reporting: You agree not to take any position inconsistent with this treatment for tax purposes unless required by law.
  b. Original Issue Discount: The Notes are subject to the original issue discount rules of the Internal Revenue Code. You acknowledge that you are prepared to bear the risk of losing your entire investment in Notes.

16. Termination of Agreement.

Live Oak Financial reserves the right, at its sole discretion, to suspend or terminate your participation on its platform, and to terminate this Agreement, for cause, by providing notice to you (or immediately, with or without notice), where "cause" shall include, without limitation:

  a. Any breach by you of this Agreement or any policy, rule or guideline provided by Live Oak Financial, including but not limited to the Prohibited Activities set forth in Section 14;
  b. Any violation of applicable federal or state law, regulation or licensing requirement (including the Securities Act of 1933 and the Trust Indenture Act of 1939);
  c. Any misrepresentation, fraud or material omission by you in connection with your use of the platform, your bids or your Notes;
  d. Any attempted or actual resale, transfer, pledge or encumbrance of any Note in violation of Section 14.5 (Transfer Restrictions; Lock-Up); or
  e. Any conduct that, in Live Oak Financial's reasonable judgment, is harmful to Live Oak Financial, its reputation, its platform, other users, or the integrity of the offering.

Upon termination for cause under this Section 16, you will immediately cease all use of the platform. Any Notes you purchase prior to termination shall remain in full force and effect according to their terms.

17. Indemnification by You.

You agree to indemnify, defend, and hold harmless Live Oak Financial, its affiliates, and their respective officers, directors, employees, and agents (collectively, the "Live Oak Financial Parties") against all claims, losses, and liabilities arising from:

  a. Your material breach of this Agreement;
  b. Your actions or omissions in connection with Live Oak Financial; or
  c. Third-party claims related to your use of the Live Oak Financial platform.

18. Live Oak Financial's Right to Modify Terms.

Live Oak Financial reserves the right to modify any term or provision of this Agreement. Material changes will be communicated to you via email or posted on the platform.

19. Notices.

  a. To You: Live Oak Financial will communicate with you via email or through postings on its website. Ensure your contact information is up to date.
  b. To Live Oak Financial: Send notices via email to contact@live-oak-financial.com or by mail to Live Oak Financial LLC, Compliance Department, 3520 Alpine Autumn Dr, Texas.

20. No Warranties.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER PARTIES, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

21. Limitation on Liability.

  (a) IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANOTHER PARTY FOR ANY LOST PROFITS OR SPECIAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. FURTHERMORE, NO PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTIES REGARDING THE EFFECT THAT THE AGREEMENT MAY HAVE UPON THE FOREIGN, FEDERAL, STATE OR LOCAL TAX LIABILITY OF THE OTHER.
  (b) AS A SMALL BUSINESS ISSUER UNDER THE TEXAS SECURITIES ACT, LIVE OAK FINANCIAL LLC IS SUBJECT TO CERTAIN STATUTORY LIMITATIONS OF LIABILITY PURSUANT TO TEXAS SECURITIES ACT §4008.061. THESE LIMITATIONS MAY FURTHER REDUCE YOUR REMEDIES OR DAMAGES IN CONNECTION WITH THIS AGREEMENT OR YOUR PURCHASE OF BORROWER PAYMENT DEPENDENT NOTES. BY EXECUTING THIS AGREEMENT, YOU ACKNOWLEDGE AND AGREE TO THESE LIMITATIONS OF LIABILITY.

22. Acknowledgment of Texas Liability Disclosure.

Investor hereby acknowledges that Live Oak Financial LLC has provided the separate written disclosure of the limitation of liability required by Texas Securities Act §4008.061, and that Investor's signature below constitutes written acknowledgment of receipt of that disclosure.

23. Entire Agreement.

Except as otherwise expressly provided herein, this Agreement represents the entire agreement between you and Live Oak Financial regarding the subject matter hereof and supersedes any prior investor or lender registration agreement between you and Live Oak as well as all prior or contemporaneous communications, promises and proposals, whether oral, written or electronic, between us.

24. Miscellaneous.

a. This Agreement is governed by Texas law.

  b. Failure to enforce any term does not constitute a waiver of that term.
  c. Invalid provisions will be replaced by enforceable provisions that closely match the original intent.

25. Arbitration.

To resolve any ambiguity, this Section 22 does not in any way affect any party's ability to bring an action against Live Oak Financial, or their respective officers and directors, under the federal securities laws.

  a. In this Resolution of Disputes provision:
    i. I, "me" and "my" mean the person entering into this Agreement, as well as any second person claiming through such first person;
    ii. You and "your" mean Live Oak Financial Funding LLC and its parent, subsidiaries, affiliates, predecessors, successors, and assigns, as well as their officers, directors, and employees;
    iii. Claim means any dispute, claim, or controversy (whether based on contract, tort, intentional tort, constitution, statute, ordinance, common law, or equity, whether preexisting, present, or future, and whether seeking monetary, injunctive, declaratory, or any other relief) arising from or relating to this Agreement or the relationship between you and me (including claims arising prior to or after the date of the Agreement, and claims that are currently the subject of purported class action litigation in which you are not a member of a certified class), and includes claims that are brought as counterclaims, cross claims, third party claims or otherwise, as well as disputes about the validity or enforceability of this Agreement or the validity or enforceability of this Section 23.
  b. Any Claim may be resolved, upon the election of both you and me, by binding arbitration administered by the American Arbitration Association or JAMS, under the applicable arbitration rules of the administrator in effect at the time a Claim is filed ("Rules"). Any arbitration under this Agreement will only take place with respect to a single person; class arbitrations and class actions are not permitted. If I file a claim, I may choose the administrator; if you file a claim, you may choose the administrator, but you agree to change to another permitted administrator at my request (assuming that the other administrator is available). I can obtain the Rules and other information about initiating arbitration by contacting the American Arbitration Association at 1633 Broadway, 10th Floor, New York, NY 10019, (800) 778-7879, www.adr.org; or by contacting JAMS at 1920 Main Street, Suite 300, Irvine, CA 92614, (949) 224-1810, www.jamsadr.com. Your address for serving any arbitration demand or claim is Live Oak Financial LLC, 3520 Alpine Autumn Dr, Austin, TX 78744, Attention: Compliance.
  c. Claims submitted for arbitration will be arbitrated by a single, neutral arbitrator, who shall be a retired judge or a lawyer with at least ten years' experience.
  d. You will pay all filing and administration fees charged by the administrator and arbitrator fees up to $1,000, and you will consider my request to pay any additional arbitration costs. If an arbitrator issues an award in your favor, I will not be required to reimburse you for any fees you have previously paid to the administrator or for which you are responsible. If I receive an award from the arbitrator, you will reimburse me for any fees paid by me to the administrator or arbitrator. Each party shall bear its own attorney's, expert's and witness fees, which shall not be considered costs of arbitration; however, if a statute gives me the right to recover these fees, or fees paid to the administrator or arbitrator, then these statutory rights will apply in arbitration.

  e. Any in-person arbitration hearing will be held in the city with the federal district court closest to my residence, or in such other location as you and I may mutually agree. The arbitrator shall apply applicable substantive law consistent with the Federal Arbitration Act, 9 U.S.C. § 1-16, and, if requested by either party, provide written reasoned findings of fact and conclusions of law. The arbitrator shall have the power to award any relief authorized under applicable law. Any appropriate court may enter judgment upon the arbitrator's award. The arbitrator's decision will be final and binding except that: (i) any party may exercise any appeal right under the FAA; and (ii) any party may appeal any award relating to a claim for more than $100,000 to a three-arbitrator panel appointed by the administrator, which will reconsider de novo any aspect of the appealed award. The panel's decision will be final and binding, except for any appeal right under the FAA. Unless applicable law provides otherwise, the appealing party will pay the appeal's cost, regardless of its outcome. However, you will consider any reasonable written request by me for you to bear the cost.
  f. YOU AND I AGREE THAT EACH MAY BRING ARBITRATION CLAIMS AGAINST THE OTHER ONLY IN OUR CAPACITY AS A SINGLE PERSON, AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING. Further, unless both you and I agree otherwise in writing, the arbitrator may not consolidate more than one person's claims. The arbitrator shall have no power to arbitrate any Claims on a class action basis or Claims brought in a purported representative capacity on behalf of the general public, other investors, or other persons similarly situated. The validity and effect of this paragraph f shall be determined exclusively by a court, and not by the administrator or any arbitrator.
  g. If any portion of this Section 23 is deemed invalid or unenforceable for any reason, it shall not invalidate the remaining portions of this section. However, if paragraph f of this Section 23 is deemed invalid or unenforceable in whole or in part, then this entire Section 23 shall be deemed invalid and unenforceable. The terms of this Section 23 will prevail if there is any conflict between the Rules and this section.
  h. You and I acknowledge and agree that the arbitration agreement set forth in this Section 23 is made pursuant to a transaction involving interstate commerce, and thus the Federal Arbitration Act shall govern the interpretation and enforcement of this Section 23. This Section 23 shall survive the termination of this Agreement.

26. Permission to Contact.

When you give us your home, mobile, work and/or other phone number, we have your permission to contact you at that number or numbers, and any other number we believe we may reach you through (unless prohibited by applicable law), about your Live Oak Financial accounts. Your consent allows us to use text messaging, artificial or prerecorded voice messages and automatic dialing technology, for all purposes not prohibited by applicable law. Message and data rates may apply. You may contact us anytime to change these preferences. We may also send an email to any address where we reasonably believe we can contact you. Some of the purposes for calls and messages include: obtaining information; transactions on or servicing of your account; and collecting on your account. Our rights under this Section extend to our affiliates, subsidiaries, parents, agents and vendors. Notify us immediately of any changes to your contact information by changing your contact information on your Live Oak Financial account information - settings page.

27. Electronic Delivery and Consent

By placing any bid or order, Investor agrees to receive, execute, and retain the Subscription Agreement electronically under the E-Sign Act. Investor's electronic signature, checkbox selections, and date/time stamp constitute a binding subscription.

28. Acknowledgment of No Trust Indenture

Investor acknowledges and agrees that the Notes are not issued pursuant to any trust indenture (including under the Trust Indenture Act of 1939), and that no trustee has been appointed to act on behalf of investors with respect to the Notes. As a result:

  i. Investor will hold the Notes as an unsecured creditor of Live Oak Financial, with no trustee to enforce or coordinate the rights of Noteholders in the event of default or acceleration;
  ii. Investor will not benefit from the procedural protections or remedies (e.g., trustee-led enforcement, pooling of claims, asset segregation) that a trust indenture typically provides; and
  iii. Investor therefore assumes the additional risks of potential delays, increased costs, and difficulty in enforcing the terms of the Notes or in pursuing collective remedies.
  iv. Investor has considered and accepts these risks in making its investment.

29. Subscription Agreement Execution; Auto Invest Agreement

In order to purchase Borrower-Payment-Dependent Notes ("Notes") under the Prospectus dated [05/11/2025], Investor must execute a separate Subscription Agreement. The Subscription Agreement sets forth the principal amount of Notes to be purchased (minimum $50; in $1 increments), the purchase price ($1 per $1 principal), the required investor representations under Rule 251(d)(2), and an acknowledgment that each subscription is irrevocable upon acceptance by the Issuer.

By placing any bid or order for Notes through the Issuer's platform, Investor agrees that (a) it will be presented with the Subscription Agreement for execution at or before the time its bid is accepted, and (b) it will enter into (i.e. check the applicable representation boxes and sign/ date) that Subscription Agreement as a condition to Issuer's acceptance of the bid.

If Investor has enabled the "Auto Invest" feature on their Live Oak Financial user account, Investor authorizes the Issuer to automatically execute and deliver the Subscription Agreement on Investor's behalf for each Note purchased through Auto Invest, provided such Notes meet the investment criteria and do not cause Investor to exceed its self-set maximum investment amount; Investor further acknowledges that each such automated execution constitutes an irrevocable subscription upon acceptance.

Investor authorizes the Issuer to execute subsequent purchases (including auto-invest) under these same terms, each constituting an irrevocable subscription upon acceptance.

30. Texas Liability Disclosure Acknowledgment

  a. Small Business Issuer Definition. Investor acknowledges that Live Oak Financial LLC is a "small business issuer" under Texas Securities Act § 4008.061, meaning at the time of this offering Live Oak Financial:
    i. Has annual gross revenues not exceeding $25 million; and
    ii. Does not have a class of equity securities registered (or required to be registered) with the SEC under Section 12 of the Securities Exchange Act of 1934.
  b. Applicability. Investor further acknowledges that this limitation applies because:
    i. The aggregate amount of securities offered does not exceed $5 million; and
    ii. Live Oak Financial, as the issuer, is engaged in this offering.
  c. Limitation of Liability. Investor understands and agrees that, in any action or series of actions under the Texas Securities Act relating to this offering, the maximum recovery against Live Oak Financial (or any person providing services in connection with the offering) is limited to three times the fee paid by Live Oak Financial to that person for services related to the offering, unless a trier of fact finds that person engaged in intentional wrongdoing in providing those services.
  d. Disclosure & Acknowledgment. Investor acknowledges receipt of the written disclosure of this limitation of liability in this Agreement, and by signing below confirms that Live Oak Financial has satisfied its obligation under Texas Securities Act § 4008.061 to (i) provide this disclosure in writing and (ii) obtain Investor's signed acknowledgment of receipt.

Acknowledgment

The Investor, undersigned, has considered and accepts these risks in making its investment. Nothing in the foregoing acknowledgment shall modify, limit, or supersede any of the provisions of this Agreement, all of which remain in full force and effect.

Signature Date

Last Updated: June 29, 2025